UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Staffing 360 Solutions, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT/PROSPECTUS
FOR THE 2025 Special MEETING OF STOCKHOLDERS
TO BE HELD ON February 3, 2025

EXPLANATORY NOTE

On January 24, 2025, Staffing 360 Solutions, Inc. (the “Company”) filed with the Securities and Exchange Commission a definitive proxy statement/prospectus on Schedule 14A (the “Proxy Statement”), relating to the Company’s 2025 Special Meeting of Stockholders (the “Special Meeting”) to be held on February 3, 2025, at 10:00 a.m., Eastern Time. As previously disclosed, the board of directors of the Company has fixed the close of business on January 8, 2025, as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournment(s) or postponement(s) thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) without definition have the same meanings as set forth in the Proxy Statement.

As previously disclosed in the Proxy Statement on page viii, none of the proposals currently scheduled to be voted on at the Special Meeting are “routine matters” and accordingly, it is not expected that there will be any broker non-votes. This Supplement is being filed to clarify that all references in the Proxy Statement to broker non-votes having no effect on the outcome of the proposals set forth therein are because broker non-votes are not expected at the Special Meeting. Should there be any broker non-votes nonetheless, those broker non-votes would count as a vote “AGAINST” the Merger Agreement Adoption Proposal. However, as noted elsewhere, we do not expect there to be any broker non-votes.

Additionally, this Supplement amends and restates each of the first bullet points under (i) the question “How do I change my vote?” in the section “Question and Answers” and (ii) under the heading “Revocability of Proxies” in the section “The Staffing 360 Special Meeting” to correct the typographical error in such bullet points from January 27, 2025, to February 2, 2025, as follows:

“● notifying the Staffing 360 Corporate Secretary in writing at 757 Third Avenue, 27th Floor, New York, New York 10017, that you are revoking your proxy before 5:00 p.m., Eastern Time, on February 2, 2025.”

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